Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-210378, 333-207953, 333-203544 and 333-232185) on Form S-8 and in the registration statements (No. 333-230468, 333-211731 and 333-234240) on Form S-3 of Riverview Financial Corporation of our report dated March 16, 2020, with respect to the consolidated financial statements of Riverview Financial Corporation and the effectiveness of internal control over financial reporting, which reports appear in Riverview Financial Corporation’s 2019 Annual Report on Form 10-K.

/s/ Crowe, LLP

Washington, D.C.
March 16, 2020

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